Exhibit 99.1

October 1, 2015

Dr. Joseph Bowring	VIA ELECTRONIC DELIVERY

Monitoring Analytics, LLC

2621 Van Buren Avenue, Suite 160

Norristown, PA 19403

Re:	Preliminary Must Offer Exception Request for Oyster Creek

Dear Joe:

In accordance with Section 6.6(g) of Attachment DD to the PJM OATT, Exelon Generation Company, LLC (“ExGen”) hereby submits to you in your role as the PJM Market Monitoring Unit this preliminary request for an exception to the must offer requirement for the Oyster Creek Nuclear Generating Station (“Oyster Creek”) applicable to the Base Residual Auction for the 2019/2020 Delivery Year.1 ExGen reasonably expects that Oyster Creek will be physically unable to participate for the entire Delivery Year because ExGen will likely decide to retire the plant before the end of the Delivery Year. By copy of this letter, ExGen has also notified the PJM Office of Interconnection (the “PJM OI”) of this preliminary request.

With respect to the supporting data and documentation required by Section 6.6(g) for a preliminary request, first ExGen notes that Oyster Creek did not clear in the recently conducted Base Residual Auction for the 2018/2019 Delivery Year. Second, under an Administrative Consent Order ExGen entered into with the Department of Environmental Protection for the State of New Jersey in 2010 (the “ACO”), ExGen is obligated to retire the plant no later than December 31, 2019. 2 As documented in the ACO, ExGen agreed to retire Oyster Creek as of that date to avoid having to make substantial and significantly uneconomic investments in cooling tower technologies at the site. .

ExGen will make a final decision regarding deactivation in the next few months, and will provide to you and the PJM OI by December 1, 2015 the applicable further notices required by Section 6.6(g).

Finally, please confirm your receipt of this request at your earliest convenience.

Sincerely,

/S/ Jason Barker

Jason Barker

Director, Wholesale Market Development

Exelon

Cc: PJM Office of Interconnection

[1]	By its Order issued on August 25, 2015, FERC extended the tariffed September 1 deadline for this notice to October 1. (See 152 FERC ¶61, 151).
[2]	ExGen includes a copy of the ACO with this preliminary notice.